EX-99.(2)(a)(1)

CERTIFICATE OF FORMATION

OF

GOLDMAN SACHS PRIVATE MARKETS FUND 2018 LLC

This Certificate of Formation of Goldman Sachs Private Markets Fund 2018 LLC (the “LLC”), dated as of October 3, 2017, is being duly executed and filed by Bryant Taylor, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

FIRST: The name of the limited liability company formed hereby is Goldman Sachs Private Markets Fund 2018 LLC.

SECOND: The name and address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Bryant Taylor
Name: Bryant Taylor
Title: Authorized Person